ASSET PURCHASE AGREEMENT


                             BETWEEN


                   LABAT-ANDERSON INCORPORATED

                               AND

              ACUMENICS RESEARCH & TECHNOLOGY, INC.



                   Dated as of December 1, 1995

                        TABLE OF CONTENTS


ARTICLE I
                           DEFINITIONS  . . . . . . . . . . .   1
     1.1  Definitions . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II
                   PURCHASE AND SALE OF ASSETS  . . . . . . .   3
     2.1  Purchased Assets  . . . . . . . . . . . . . . . . .   3
     2.2  Assumed Liabilities . . . . . . . . . . . . . . . .   4
     2.3  Purchase Price  . . . . . . . . . . . . . . . . . .   5

ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF SELLER . . . .   5
     3.1  Organization; Qualification . . . . . . . . . . . .   5
     3.2  Authority . . . . . . . . . . . . . . . . . . . . .   5
     3.3  Consents and Approvals  . . . . . . . . . . . . . .   5
     3.4  Non-Contravention . . . . . . . . . . . . . . . . .   6
     3.5  Licenses and Permits  . . . . . . . . . . . . . . .   6
     3.6  Compliance with Laws  . . . . . . . . . . . . . . .   6
     3.7  Tax Matters . . . . . . . . . . . . . . . . . . . .   6
     3.8  Litigation  . . . . . . . . . . . . . . . . . . . .   7
     3.9  Title to and Condition of Properties;
          Sufficiency.  . . . . . . . . . . . . . . . . . . .   7
     3.10 Leases  . . . . . . . . . . . . . . . . . . . . . .   7
     3.11 Intellectual Property . . . . . . . . . . . . . . .   8
     3.12 Seller Agreements . . . . . . . . . . . . . . . . .   8
     3.13 Employee Benefit Plans; Unions. . . . . . . . . . .   8
     3.14 Certain Transactions  . . . . . . . . . . . . . . .   9
     3.15 Finders . . . . . . . . . . . . . . . . . . . . . .   9
     3.16 Disclosure  . . . . . . . . . . . . . . . . . . . .   9

ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . .  10
     4.1  Organization; Qualification . . . . . . . . . . . .  10
     4.2  Authority . . . . . . . . . . . . . . . . . . . . .  10
     4.3  Consents and Approvals  . . . . . . . . . . . . . .  10
     4.4  Non-Contravention . . . . . . . . . . . . . . . . .  10
     4.5  Litigation  . . . . . . . . . . . . . . . . . . . .  11
     4.6  Finders . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE V
                      ADDITIONAL AGREEMENTS . . . . . . . . .  11
     5.1  Proration of Lease Payments and Other Payments  . .  11
     5.2  Allocation of Purchase Price  . . . . . . . . . . .  11
     5.3  Materials Received After the Date Hereof;
          Cooperation . . . . . . . . . . . . . . . . . . . .  12
     5.4  Expenses  . . . . . . . . . . . . . . . . . . . . .  12
     5.5  Public Announcements  . . . . . . . . . . . . . . .  12
     5.6  Further Assurances  . . . . . . . . . . . . . . . .  12
     5.7  Consent to Assignment of Leases and Seller
          Agreements  . . . . . . . . . . . . . . . . . . . .  12
     5.8  Change of Seller's Name . . . . . . . . . . . . . .  12

     5.9  Covenant not to Compete . . . . . . . . . . . . . .  13
     5.10 Confidentiality . . . . . . . . . . . . . . . . . .  13

ARTICLE VI
                  EMPLOYEES AND EMPLOYEE MATTERS  . . . . . .  14
     6.1  Employees . . . . . . . . . . . . . . . . . . . . .  14
     6.2  Employee Benefit Plans. . . . . . . . . . . . . . .  14
     6.3  Worker's Compensation . . . . . . . . . . . . . . .  15
     6.4  Administration  . . . . . . . . . . . . . . . . . .  15

ARTICLE VII
                         INDEMNIFICATION  . . . . . . . . . .  15
     7.1  Indemnification by Seller . . . . . . . . . . . . .  15
     7.2  Indemnification by Purchaser  . . . . . . . . . . .  16
     7.3  Third Party Claims  . . . . . . . . . . . . . . . .  16
     7.4  Recoveries  . . . . . . . . . . . . . . . . . . . .  18
     7.5  Limitations on Indemnification  . . . . . . . . . .  19
     7.6  Indemnification as Exclusive Remedy . . . . . . . .  19
     7.7  Purchaser Indemnification Limitations . . . . . . .  19
     7.8  Survival; Investigation . . . . . . . . . . . . . .  19
     7.9  Applicability of Article VII to Certain
          Provisions  . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VIII
                        GENERAL PROVISIONS  . . . . . . . . .  20
     8.1  Notices . . . . . . . . . . . . . . . . . . . . . .  20
     8.2  Interpretation  . . . . . . . . . . . . . . . . . .  21
     8.3  Counterparts  . . . . . . . . . . . . . . . . . . .  21
     8.4  Assignment  . . . . . . . . . . . . . . . . . . . .  21
     8.5  Entire Agreement; Amendment . . . . . . . . . . . .  21
     8.6  Governing Law . . . . . . . . . . . . . . . . . . .  21
     8.7  Benefits  . . . . . . . . . . . . . . . . . . . . .  22
     8.8  Severability  . . . . . . . . . . . . . . . . . . .  22



Exhibit A - Escrow Agreement

                     ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of December 1, 1995 (the "Effective Date"), is made between Labat-Anderson Incorporated, a Virginia corporation ("Purchaser"), and Acumenics Research & Technology, Inc., a Maryland corporation ("Seller").

                             RECITAL

     Seller desires to sell substantially all of its assets
(other than accounts receivable) and Purchaser desires to purchase such assets, on the terms and conditions and for the consideration hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                            ARTICLE I
                           DEFINITIONS

     1.1  Definitions.   The following terms, as used herein,
have the following meanings:

     "Assumed Liabilities" has the meaning set forth in Section
2.2.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia are authorized or required by law to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

     "DOJ" has the meaning set forth in Section 2.1(b).

     "DOJ Contract" has the meaning set forth in Section 2.1(b).

     "Equipment" has the meaning set forth in Section 3.9(b).

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Government" means any Federal, state, local or foreign government, authority, agency, department, bureau, commission, court or other body, officer, instrumentality or entity, and any arbitrator with authority to bind a party at law.

     "Intellectual Property" has the meaning set forth in Section
3.11.

     "Internal Revenue Code" means the Internal Revenue Code of
1986, as amended.

     "Leases" has the meaning set forth in Section 3.10.

     "Legal Action" has the meaning set forth in Section 7.3(b).

     "Licenses and Permits" has the meaning set forth in Section
3.5.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plans" has the meaning set forth in Section
3.13(a).

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Government.

     "Profits" means the summation of revenues less all expenses excluding federal income taxes, in accordance with generally accepted accounting principles.

     "Purchase Price" has the meaning set forth in Section 2.3.

     "Purchased Assets" has the meaning set forth in Section
2.1(a).

     "Purchaser" has the meaning set forth at the head of this Agreement.

     "Purchaser Disclosure Schedule" has the meaning set forth in the preamble to Article IV.

     "Returns" has the meaning set forth in Section 3.7.

     "Seller" has the meaning set forth at the head of this Agreement.

     "Seller Agreements" has the meaning set forth in Section
3.12.

     "Seller Disclosure Schedule" has the meaning set forth in the preamble to Article III.

     "Survival Date" has the meaning set forth in Section 7.8(a).


     "Tax" means any fee (including license, filing and registration fees), tax (including any income, value-added, gross receipts, franchise, sales, use or real, personal, tangible or intangible property tax), interest equalization or stamp tax, assessment, levy, impost, duty, charge or withholding of any kind or nature whatsoever, imposed or assessed by any Government, together with any penalty, fine or interest thereon.

     "Transferred Employees" has the meaning set forth in Section
6.1.

     "Welfare Plans" has the meaning set forth in Section
3.13(a).


                            ARTICLE II
                   PURCHASE AND SALE OF ASSETS

     2.1  Purchased Assets.

          (a) Subject to and upon the terms and conditions set forth in this Agreement, Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser, and Purchaser purchases or acquires from Seller, all right, title and interest of Seller in and to the assets listed on Schedule 2.1 hereto (collectively, the "Purchased Assets"). Seller will retain and not transfer, and Purchaser will not purchase or acquire, assets not listed on
Schedule 2.1.

          (b) Seller wishes the United States Government to recognize Purchaser as a successor in interest to Government Contract No. 3C-G-ENR-0052 for litigation support services (the "DOJ Contract") for the Environment and Natural Resources Division of the United States Department of Justice (the "DOJ"). It is the intent of the parties that this Agreement fully comply with the requirements of FAR 42.1200 et seq. to permit a novation of the DOJ Contract, and the parties shall use their respective best efforts to obtain such novation. The parties agree that any provision of this Agreement found to be in conflict of such FAR provisions will be immediately amended to provide such compliance. Further the parties agree that they will use their respective best efforts to provide any and all information and documents required by the Government as soon as practicable, by actual delivery to the Government official requesting such information or document.

          (c) On the date of execution hereof, Seller is delivering to Purchaser, simultaneously with the delivery hereof, all documents, certificates and agreements necessary to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of any and all Liens including, without limitation: (i) a bill of sale, assignment and general


conveyance, in form and substance reasonably satisfactory to Purchaser, dated as of the Effective Date, with respect to the Purchased Assets, (ii) assignments of all Seller Agreements, Leases and Intellectual Property and any other agreements and instruments constituting the Purchased Assets, dated as of the Effective Date, assigning to Purchaser all of Seller's right, title and interest therein and thereto, with any required consent endorsed thereon, except as provided in the Seller Disclosure Schedule, and (iii) such other documents related to the transaction as Purchaser has reasonably requested.

     2.2 Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and pay, honor and discharge when due all of the following liabilities
(collectively, the "Assumed Liabilities"):

          (a) any and all liabilities, obligations and commitments relating exclusively to the Purchased Assets and existing at or arising after the Effective Date, but not including any liabilities which exist as of the Effective Date, or which are asserted after the Effective Date, but which are based solely upon or arise solely from any act, omission, state of facts or other condition which occurred or existed on or prior to the Effective Date, whether known or unknown, except as expressly assumed under this Agreement, or the Agreement Regarding Certain Contracts, Receivables and Payables;

          (b) any and all liabilities, obligations and commitments arising out of Seller Agreements, Leases and other agreements, contracts and commitments set forth on Schedule 2.2 (other than the DOJ Contract) but not including any obligation or liability for any breach, claim, assessment or other charge which exists at or on the Effective Date, or which are asserted after the Effective Date, but which are based solely upon or arise solely from any act, omission, state of facts or other condition which occurred or existed at or prior to the Effective Date, whether known or unknown;

          (c) any and all liabilities, obligations and commitments listed in Paragraph 1 on Schedule 2.2 hereto; and

                    (d) all of Seller's liabilities and obligations under the DOJ Contract in accordance with the requirements of FAR 42.1204(d)(1).

                    Notwithstanding the provisions of this Article II or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to Purchaser, Purchaser shall not assume any liabilities, obligations or commitments of Seller other than those which Purchaser expressly assumes in this
          Article II and Schedule 2.2.



               2.3 Purchase Price. The consideration to be paid by Purchaser to Seller for the Purchased Assets (the "Purchase Price") shall be:

                    (a) $200,000.00, payable by wire transfer to an account designated by Seller upon execution hereof by the parties hereto; and

                    (b) $165,750.00, payable by wire transfer to the escrow account established pursuant to the Escrow Agreement attached hereto as Exhibit A.


                                     ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF SELLER

               Except as set forth in the disclosure schedule delivered by Seller to Purchaser (the "Seller Disclosure Schedule"), Seller represents and warrants to Purchaser the following as of the Effective Date:

               3.1 Organization; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has corporate power and authority to own all of its properties and assets and carry on its business as it is presently being conducted. Seller is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by Seller or the nature of the business conducted by Seller makes such qualification necessary. Purchaser acknowledges that Seller makes no representations or warranties as to the qualifications, or Licenses and Permits, required for Purchaser to conduct the business of Seller after the Effective Date.

               3.2 Authority. Seller has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Prior to the date of execution of this Agreement, the execution and delivery by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, shall have been duly authorized by the Board of Directors of Seller and no other corporate proceedings on the part of Seller shall be necessary with respect hereto. Assuming that Purchaser has duly authorized the execution and delivery of this Agreement, this Agreement, upon authorization as set forth in the preceding sentence, shall constitute the valid and binding obligation of Seller. Purchaser acknowledges that, to consummate the transactions contemplated hereby, Articles of Transfer must be filed by Purchaser and Seller with, and declared effective by, the Maryland Department of Assessments and Taxation.


               3.3 Consents and Approvals. There is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent, waiver or approval of any Government as a condition to the execution and delivery by Seller of this Agreement or the lawful consummation of the transactions contemplated hereby. There is no requirement that any party to any Seller Agreement or Lease consent to the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

               3.4 Non-Contravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby will not violate, conflict with, result in a material breach of, or result in the creation of any Lien upon any of the Purchased Assets under any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Seller, (b) any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument, obligation or arrangement (including, without limitation, any Seller Agreement or Lease) to which Seller is a party or to which Seller or any of the Purchased Assets may be subject, except for such violations, conflicts or breaches as to which requisite waivers or consents have been obtained by Seller, or (c) any order, writ, judgment, injunction, decree, statute, rule or regulation in effect as of the Effective Date and applicable to Seller or any of the Purchased Assets.

               3.5 Licenses and Permits. Seller has obtained all Government licenses, permits, certificates, franchises, orders and other approvals and authorizations necessary for the conduct by Seller of its business as it is presently being conducted (the "Licenses and Permits"). All of the Licenses and Permits are in full force and effect. No violation of a License or Permit has occurred and is continuing, no notice of any such violation has been received by Seller, and no proceeding is pending or, to the best of Seller's knowledge threatened, to revoke or limit any License or Permit.

               3.6 Compliance with Laws. In addition to the representations and warranties contained in Section 3.5 relating to Licenses and Permits, Seller has been since at least April 1993, and currently is operating its business in compliance with all laws, regulations, policies, guidelines, orders, citations, judgments or decrees of any Government applicable to the Purchased Assets or its business.

               3.7 Tax Matters. (a) Seller has timely filed, or will file when due, all Federal, state, foreign, county and local returns, declarations and reports and information returns and statements required to be filed or sent by or with respect to, any Tax for any period ending on or before the Effective Date arising out of or relating to the Purchased Assets or its business



          (collectively, the "Returns"), (b) as of the time of filing, the Returns correctly reflected (and, as to Returns not filed as of the Effective Date, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of Seller or any other information required to be shown thereon and (c) as of the Effective Date, Seller has timely paid, to the extent due and payable, or made adequate reserve or provision for the payment of (and will pay when due) all Taxes that were due pursuant to such Returns or pursuant to assessments received by them) upon or relating to the Purchased Assets or its business as shown on such Returns.

               3.8 Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Seller, threatened against or affecting Seller, whether at law or in equity and whether civil or criminal in nature, before any Government. There are no judgments, decrees or orders of any Government outstanding against or affecting Seller which relate to the Purchased Assets or the earnings, assets, financial condition or operations of Seller, or which seek specifically to prevent, restrict or delay consummation of the transactions contemplated by, or fulfillment of any of the conditions of, this Agreement.

               3.9  Title to and Condition of Properties; Sufficiency.

                    (a) The premises subject to the Leases are suitable for the continued conduct of the business of Seller at such properties as presently conducted.

                    (b) Seller has, and hereby transfers to Purchaser, good and marketable title to, or a valid leasehold interest pursuant to a Lease in, all of the personal property which is a part of the Purchased Assets free and clear of any Liens. The Seller Disclosure Schedule contains a list of certain material machinery, equipment, furniture, tools, supplies and other tangible personal property which are used in the conduct of Seller's business (the "Equipment"). After the consummation of the transactions contemplated hereby, Seller will not have any tangible asset having a value for any such asset in excess of $1,000.00.
                    (c) The tangible personal property which is a part of the Purchased Assets (including, without limitation, the Equipment) is in good condition and repair, except with respect to ordinary wear and tear.

                    (d) The Purchased Assets, taken as a whole, are adequate for the conduct, in all material respects, of the business of Seller as conducted as of the Effective Date, other than cash, accounts receivable, Governmental licenses and permits, employees, if any, not hired by Purchaser.


               3.10 Leases. The Seller Disclosure Schedule sets forth a list of certain material leases, agreements or commitments to lease into which Seller has entered which relate to real or personal property (the "Leases"). All of the Leases are in full force and effect and there is not, with respect to any of the Leases, any existing default, or event of default, or event which with or without the giving of notice or lapse of time or both, would constitute a default or an event of default on the part of Seller or, to the best of Seller's knowledge, any other party thereto. Upon assumption and assignment to Purchaser pursuant to this Agreement, the Leases will be valid, binding and in full force and effect.

               3.11 Intellectual Property. The Seller Disclosure Schedule sets forth a list or description of certain trade names (including, without limitation, the name "Acumenics Research & Technology"), trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign (as well as applications, registrations or certificates for any of the foregoing) and other intellectual property rights used in the conduct of the business of Seller including, without limitation, the most recent technical and cost proposal submission for the DOJ Contract plus responses to the Government's technical questions and best and final offer and any and all supporting work papers (the "Intellectual Property"). Seller owns all of the Intellectual Property free and clear of any Liens, and free of any obligation to make any future license, royalty or similar payments. There is no claim, suit, action or proceeding, pending or to the best of Seller's knowledge threatened, against Seller asserting that its use of any Intellectual Property infringes upon the rights of any third party or otherwise contesting its rights with respect to any of the Intellectual Property.

               3.12 Seller Agreements. The Seller Disclosure Schedule sets forth a list of certain material contracts, agreements and other commitments into which Seller has entered into (the "Seller Agreements"). All of the Seller Agreements are in full force and effect and there has not occurred, with respect to any Seller Agreement, any default or event of default, or event which, with or without the giving of notice or lapse of time or both, would constitute a default or event of default on the part of Seller or, to the best of Seller's knowledge, any other party thereto. Upon assumption by and assignment to Purchaser pursuant to this Agreement, Seller Agreements will be valid, binding and in full force and effect. Seller has delivered to Purchaser complete and correct copies of all Seller Agreements, together with all amendments thereto.

               3.13 Employee Benefit Plans; Unions.

                    (a) The Seller Disclosure Schedule lists all of the employee benefit plans and programs including, without



          limitation, all retirement, savings and other pension plans ("Pension Plans"), all health, severance, insurance, disability and other employee welfare plans ("Welfare Plans") and all incentive, vacation and other similar plans that are maintained by Seller with respect to its Employees or to which Seller has contributed or is now contributing on behalf of its employees. Seller is not a party to any multi-employer plan as defined in
          Section 3(37) of ERISA.

                    (b) As to each of the Pension Plans, Seller is in compliance with all applicable laws and regulations in administering such plans, including specifically the provisions of ERISA and the qualification provisions of Section 401 of the Internal Revenue Code. No prohibited transaction, as defined in
          Section 4975 of the Internal Revenue Code, has occurred and is continuing with respect to any of the Pension Plans and none of the Pension Plans has incurred any accumulated funding deficiency, as defined in Section 412 of the Internal Revenue Code, whether or not waived. None of the Pension Plans has been completely or partially terminated and there has not been, with regard to any such plan, any reportable event, as defined in
          Section 4043(b) of ERISA, that is required to be reported to the PBGC by law or regulation.

                    (c) As to each of the Welfare Plans and other employee benefit plans and programs, Seller has complied with all applicable laws and regulations in the administration thereof including, without limitation, the provisions of ERISA when applicable.

                    (d) Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the business operated by Seller.

               3.14 Certain Transactions. None of Seller, any officer, employee or agent of Seller, nor any other Person acting on Seller's behalf, has, directly or indirectly, since May, 1993 given or agreed to give any gift or similar benefit to any customer, supplier, Governmental employee or other Person who is or may be in a position to help or hinder Seller (or assist Seller in connection with any actual or proposed transaction relating to its operations) (a) which subjected or might have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) which if not given in the past, might have had an adverse effect, (c) which if not continued in the future, might have an adverse effect or subject Seller to suit or penalty in any private or governmental litigation or proceeding, (d) for any of the purposes described in Section 162(c) of the Internal Revenue Code or (e) for the purpose of establishing or maintaining any concealed fund or


          concealed bank account.

               3.15 Finders. No broker, finder or investment banker is on behalf of Seller in connection with the transactions contemplated by this Agreement.
               3.16 Disclosure. Seller has disclosed to Purchaser all facts of which Seller has actual knowledge which would have a material adverse fact on Purchaser's performance of the DOJ Contract, other than facts generally affecting government contractors. Other than those representations or warranties contained in this Article III, Seller makes no representation or warranty, express or implied, including, without limitation, any implied warranty or representation as to condition, merchantability or fitness for a particular purpose of any of the Purchased Assets.


                                      ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Except as set forth in the disclosure schedule delivered by Purchaser to Seller (the "Purchaser Disclosure Schedule"), Purchaser represents and warrants to Seller the following as of the Effective Date:

               4.1 Organization; Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Virginia and has corporate power and authority to own all of its properties and assets and carry on its business as it is presently being conducted. Purchaser is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by Purchaser or the nature of the business conducted by Purchaser makes such qualification necessary.

               4.2 Authority. Purchaser has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, and the consummation by it of the transactions contemplated hereby, has been duly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary with respect hereto. Assuming that Seller has duly authorized the execution and delivery of this Agreement, this Agreement constitutes the valid and binding obligation of Purchaser.

               4.3 Consents and Approvals. There is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent, waiver or approval of any Government as a condition to the execution and delivery by Purchaser of this Agreement or the lawful consummation of the transactions contemplated hereby. There is no requirement that


          any party to any material contract, instrument or other agreement or commitment to which Purchaser is a party or by which it is bound consent to the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

               4.4 Non-Contravention. The execution and delivery by Purchaser of this Agreement does not, and the consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Purchaser, (b) any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument, obligation or arrangement to which Purchaser is a party or to which Purchaser or any of its assets may be subject, except for such violations, conflicts or breaches as to which requisite waivers or consents have been obtained by Purchaser, or (c) any order, writ, judgment, injunction, decree, citation, award, ruling, statute, rule or regulation in effect as of the Effective Date and applicable to Purchaser or any of its assets or the business conducted by Purchaser.

               4.5 Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser, whether at law or in equity and whether civil or criminal in nature, before any Government. There are no judgments, decrees or orders of any Government outstanding against or affecting Purchaser which relate to the Purchased Assets or the earnings, assets, financial condition or operations of Purchaser, or which seek specifically to prevent, restrict or delay consummation of the transactions contemplated by, or fulfillment of any of the conditions of, this Agreement.

               4.6 Finders. No broker, finder or investment banker is entitled to any fee or commission from Purchaser for services rendered on behalf of Purchaser in connection with the transactions contemplated by this Agreement.

                                      ARTICLE V
                                ADDITIONAL AGREEMENTS

               5.1 Proration of Lease Payments and Other Payments. Any installment due on any of the Leases and any charge payable where appropriate, under Seller Agreements with respect to the period in which the Effective Date occurs, as well as any personal property Taxes, shall be prorated between the parties hereto on the basis of the actual number of days applicable to use or occupancy.


               5.2 Allocation of Purchase Price. The Purchase Price has been agreed upon by the parties and the values assigned to the various assets which constitute the Purchased Assets shall be agreed upon by the parties not later than 30 days after the date hereof. Seller and Purchaser agree that such values will be separately established as a result of good faith bargaining and that in reporting the transactions contemplated by this Agreement to the Internal Revenue Service, as is required by Section 1060 of the Internal Revenue Code, they will use such values and cooperate with each other in meeting the requirements of the Internal Revenue Code and the regulations promulgated thereunder.

               5.3 Materials Received After the Date Hereof; Cooperation. Following the date of execution of this Agreement Seller promptly shall forward to Purchaser all mail, telegrams and other communications it receives relating to the Purchased Assets or its business. Seller will cooperate with Purchaser and disclose and make available to Purchaser all information in Seller's possession relating to Seller Agreements and any obligations related thereto.

               5.4 Expenses. All costs and expenses, sales and transfer Taxes and fees (including filing fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs, expenses, Taxes and fees, except that Purchaser shall reimburse Seller, promptly following presentation of an invoice therefor, for costs of preparing the initial drafts of all agreements relating to the transactions contemplated hereby.

               5.5 Public Announcements. The parties will consult with one another before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement without the written consent of the other, which consent shall not be unreasonably withheld; provided, however, that Purchaser or Seller may make such disclosure as it determines, in its sole discretion, is required by law or by the National Association of Securities Dealers, Inc., and that this Section 5.5 shall not apply to statements made in connection with Purchaser's marketing and sales efforts.

               5.6 Further Assurances. Seller will use its best efforts to implement the provisions of this Agreement. Seller will, for such purpose, at the request of Purchaser, without further consideration, promptly execute and deliver such additional documents as Purchaser may reasonably deem necessary or desirable in order to consummate more effectively the transactions contemplated hereby and to vest in Purchaser title to the Purchased Assets free and clear of any Liens.


               5.7 Consent to Assignment of Leases and Seller Agreements. In the event the Seller Disclosure Schedule discloses that the consent of any Person is required in connection with the assignment by Seller to Purchaser of any Lease or Seller Agreement, and such consent has not been obtained on or prior to the date of execution hereof, Seller and Purchaser shall use their respective best efforts to obtain such consent (and in connection therewith, the release of Seller from any and all liabilities and obligations thereunder to any other party thereto) as soon as practicable after the date of execution hereof.

               5.8 Change of Seller's Name. Not later than 5 days after the date of execution hereof, Seller shall file with the Maryland Department of Assessments and Taxation such documents as are necessary to change Seller's name so that it does not contain the word "Acumenics."

               5.9 Covenant not to Compete. As part of the consideration for the sale of the Purchased Assets, Seller covenants and agrees that for a period of 10 years after the Effective Date, neither Seller nor any entity controlled by Seller shall own, manage, operate or control, or participate in the ownership, management, operation or control of, any Person providing litigation support services including, without limitation, legal document coding. The parties acknowledge that the business conducted by Seller has been conducted on a nationwide scope, and the parties intend and understand that this non-compete limitation is intended to be, and shall be, a limit within the geographical boundaries of the United States. The parties further intend that this non-compete provision include two contract cycles. In the event that a court of competent jurisdiction holds that either or both of the geographical or time period restriction is too expansive, the parties shall agree upon a geographical and/or time period restriction that complies with then applicable law, and this provision shall be enforced to the extent modified thereby.

               5.10 Confidentiality. Pursuant to the terms hereof, whenever either party requires access to the books and records of the other party (the "Information"), the disclosing party shall disclose such of the Information to the requesting party as the disclosing party reasonably determines is required for the purpose of the request. Each party acknowledges that the Information of the other may contain confidential and proprietary information acquired through the expenditures of considerable time, effort and money including marketing, financial and technical data and prospect and customer list. All right, title and interest in and to the Information shall remain the exclusive property of disclosing party, and the Information shall be held in trust and confidence by the requesting party. No interest, license of any right respecting the Information, other than as expressly set out herein, is granted to the requesting party


          under this Agreement by implication or otherwise. The requesting party shall not use the Information in any manner except as is reasonably required for a purpose permitted by this Agreement. The requesting party shall use all reasonable efforts to protect the disclosing party's interest in the Information and to keep it confidential, using a standard of care no less than the degree of care that the requesting party would be reasonably expected to employ for its own similar confidential information. In particular, recipient shall not, directly or indirectly, disclose, allow access to, transmit or transfer the Information to a third party (other than counsel for the recipient) without the disclosing party's prior written consent or except as required by law. The requesting party shall disclose the Information only to those of its employees who have a need to know the Information. The requesting party shall, prior to disclosing the Information to such employees, issue appropriate instructions to them to satisfy its obligations herein and obtain their agreement to receive and use the Information on a confidential basis on the same conditions as contained in this Agreement. The Information shall not be copied, reproduced in any form or stored in a retrieval system or data base by the requesting party without the prior written consent of the disclosing party, except for such copies and storage as may reasonably be required internally by the requesting party for a purpose permitted by this Agreement. The obligations of the requesting party hereunder shall not apply to Information:

                    (a) which at the time of disclosure is, or thereafter becomes, available to the trade or the public without restriction other than through the fault or negligence of the requesting party;
                    (b) which is lawfully and in good faith obtained by the requesting party from an independent third party without breach of this Agreement, as shown by documentation sufficient to establish the third party as a source of the Information and not obtained by the third party from disclosure; or

                    (c) which the requesting party can establish, by documented and competent evidence, was in its possession prior to the date of disclosure of such Information by disclosure or was independently developed by the requesting party.


                                      ARTICLE VI
                            EMPLOYEES AND EMPLOYEE MATTERS

               6.1 Employees. Seller has delivered to Purchaser a list of all employees of Seller including the current annual salaries and other compensation of each such employee. Purchaser has offered employment to all of such Persons listed in the Seller Disclosure Schedule. Nothing in this Agreement shall be deemed to constitute a contract of employment between Purchaser and any






          such employee, or to limit Purchaser's rights to establish, maintain or change its employment practices. Seller's employees who become employees of Purchaser are hereinafter referred to as "Transferred Employees" and shall be deemed to have terminated employment with Seller and to have become employees of Purchaser as of the Effective Date.

               6.2  Employee Benefit Plans.

                    (a) Purchaser will permit each salaried employee and each hourly employee of Seller who becomes a Transferred Employee to participate, on the same basis that Purchaser's employees participate, in the employee benefit plans and programs regularly made available to the employees of Purchaser who hold similar positions. The Transferred Employees' vesting and participating in, and accrual of benefits under, plans and programs covering employees of Purchaser shall be based solely on their service with Purchaser after the Effective Date.

                    (b) No assets or liabilities with respect to Transferred Employees shall be transferred, as a result of this Agreement, from any of Seller's employee benefit plans applicable to the employees of Seller to any plan maintained or established by Purchaser, and Seller shall retain all obligations to fund or otherwise provide benefits accrued by Transferred Employees under its benefit plans prior to the Effective Date. Benefits, if any, under the plans retained by Seller shall be payable to the Transferred Employees pursuant to the terms of such plans and shall constitute the only benefits to which the Transferred Employees are entitled with respect to their service with Seller prior to the Effective Date.

               6.3 Worker's Compensation. Purchaser will assume the responsibility for all worker's compensation claims made by Transferred Employees arising from events occurring after the Effective Date. Seller will retain the responsibility for all worker's compensation claims made by its employees or former employees (whether or not Transferred Employees) that arise from events that occur before the Effective Date or events otherwise occurring while the employees are employed by Seller.

               6.4 Administration. Purchaser and Seller will each make a representative available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting Transferred Employees. If, as a result of the transactions contemplated by this Agreement, reports are required to be filed with respect to any of Seller's benefit plans, Seller will file such reports.









                                     ARTICLE VII
                                   INDEMNIFICATION

               7.1 Indemnification by Seller. Subject to the limitations contained in this Article VII, Seller shall indemnify, defend and hold Purchaser and Purchaser's shareholders, directors, officers, employees and agents, and the respective heirs, administrators, successors and assigns of each of the foregoing, harmless from any damage, loss, liability, judgment, fine, penalty, assessment, settlement, cost or expense including, without limitation, reasonable expenses of investigation, reasonable attorneys' fees and other reasonable legal costs and expenses incident to any of the foregoing or to the enforcement of this Section (a "Loss") arising out of or relating to:

                    (a) any misrepresentation, inaccuracy or breach of a representation or warranty made by Seller in this Agreement or in any schedule to this Agreement;

                    (b) the breach of any agreement of Seller contained in this Agreement;

                    (c) any liability or obligation of Seller not specifically assumed by Purchaser pursuant to this Agreement;

                    (d) any liability or obligation under the DOJ Contract, its performance, those employed thereunder (other than accrued vacation liabilities expressly assumed by Purchaser hereunder) or any matter related thereto for the time period prior to the Effective Date; and

                    (e) claims made by creditors of Seller relating to provisions of the "bulk sales laws" of any state or other jurisdiction which may be applicable to the transactions contemplated hereby.

               7.2 Indemnification by Purchaser. Subject to the limitations contained in this Article VII, Purchaser will indemnify, defend and hold Seller and Seller's shareholders, directors, officers, employees and agents, and the respective heirs, administrators, successors and assigns of each of the foregoing, harmless from any Loss arising out of or relating to:

                    (a) any misrepresentation, inaccuracy or breach of a representation or warranty made by Purchaser in this Agreement or in any schedule to this Agreement;

                    (b) the breach of any agreement of Purchaser contained in this Agreement; and









                    (c) the failure of Purchaser to pay or perform any liability or obligation specifically assumed by it pursuant to the terms of this Agreement including, without limitation, liabilities or obligations under the DOJ Contract, its performance, those employed thereunder or any matter related thereto for the time period from and after the Effective Date.

               7.3 Third Party Claims. The obligations and liabilities of a party from which indemnification is sought (an "Indemnifying Party") by a party seeking indemnification (an "Indemnified Party") under this Article VII with respect to claims resulting from the assertion of liability by third parties shall be subject to the following conditions:

                    (a) The Indemnified Party shall give prompt written notice to the Indemnifying Party of the nature of the assertion of liability by a third party and the amount thereof to the extent known.

                    (b) If any action, suit or proceeding (a "Legal Action") is brought by a third party against an Indemnified Party, the Legal Action shall be defended by the Indemnifying Party at its expense by counsel reasonably acceptable to the Indemnified Party. Until the Indemnifying Party shall have assumed the defense of any such Legal Action, or if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not be entitled to assume the defense of such Legal Action), all legal or other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party.

                    (c) In any Legal Action initiated by a third party and defended by the Indemnifying Party (i) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (ii) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, and, to the extent reasonable and practical and not violative of attorney-client privilege, shall consult with the Indemnified Party regarding the conduct of the defense of any such Legal Action,
          (iii) the Indemnified Party shall make available to the Indemnifying Party, and its attorneys and accountants, all books and records of the Indemnified Party relating to such Legal Action and (iv) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.









                    (d) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall not make any settlement of any claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

                    (e) In any Legal Action initiated by a third party and defended by the Indemnified Party (i) the Indemnifying Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (ii) the Indemnified Party shall keep the Indemnifying Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, and, to the extent reasonable and practical and not violative of attorney-client privilege, shall consult with the Indemnifying Party regarding the conduct of the defense of any such Legal Action,
          (iii) the Indemnifying Party shall make available to the Indemnified Party, and its attorneys and accountants, all books and records of the Indemnifying Party relating to such Legal Action and (iv) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

                    (f) In any Legal Action initiated by a third party and defended by the Indemnified Party, the Indemnified Party shall not make any settlement of any claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnifying Party or its assets, employees or business.

                    (g) In the event an Indemnifying Party or Indemnified Party proposes to settle any Legal Action, it shall give at least 30 days prior notice of such settlement to the Indemnified or Indemnifying Parties, as the case may be. In the event the party given notice fails to respond thereto within 30 days after such notice is given, then such nonresponding party shall be deemed to have consented to the terms of such settlement.










               7.4 Recoveries. There shall be netted from the amount of any payment required under Section 7.1: (a) the amount of any indemnification received by Purchaser or any affiliate thereof from an unrelated party with respect to such Loss, (b) the amount of any insurance proceeds or other cash receipts paid to Purchaser or any affiliate thereof as an offset against such Loss (and no right of subordination shall accrue to any insurer hereunder) and (c) the excess of (i) the aggregate sum of any payments constituting the Loss which are not required to be made to a third party for more than twelve (12) months following the date upon which the amount and Seller's responsibility therefor is determined, over (ii) such aggregate sum discounted to its present value, with such present value being computed as of the date of such determination by using a discount rate compounded annually, equal to the eight percent (8%), provided, however, that Purchaser may elect instead to have such payments constituting the Loss paid by Seller as they become due. In addition, the amount of the Loss shall be further reduced by an amount equal to the Tax benefit, if any, attributable to such Loss and actually realized by Purchaser or any Person in the consolidated tax group of Purchaser during any taxable period after the Effective Date. If the amount of any limitation pursuant to this Section 7.4 is determined after payment by Seller of any amount otherwise required to be paid pursuant to this Article VII, Purchaser shall repay to Seller, promptly after such determination, any amount that Seller would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment. This Section 7.4 shall not impose upon Purchaser any obligation to make any claim under any insurance policy, pursue any indemnification from a third party or seek any Tax benefit if Purchaser reasonably, and in good faith, determines that to do so would have an adverse economic effect on Purchaser.

               7.5  Limitations on Indemnification.

                    (a) Seller shall be required to indemnify and hold harmless an Indemnified Party under Article VII with respect to any Loss incurred by any such Indemnified Party only if and to the extent the aggregate amount of recovery to which all Indemnified Parties are entitled under this Article VII shall exceed $2,500.00 for any Loss, or $20,000.00 in the aggregate, and to the extent the cumulative and aggregate amount Seller is obligated to pay under Article VII shall not exceed $2,000,000.00.

                    (b) Seller shall not have any liability under any provision of this Agreement for any Loss or portion thereof that arises from actions taken by Purchaser or any affiliate thereof. Purchaser shall take all reasonable steps to mitigate Losses upon becoming aware of any event which could reasonably be expected to give rise thereto, and reasonable, good faith efforts to mitigate






          shall not be considered to relieve Seller from any liability as provided in the preceding sentence.

               7.6 Indemnification as Exclusive Remedy. Except as provided in Section 7.9, the indemnification provided in this
          Article VII, subject to the limitations set forth herein, shall be the exclusive remedy for monetary damages (but shall not limit equitable relief) available to Purchaser or any other Indemnified Party for any breach of any representation or warranty made in this Agreement or in any schedule to this Agreement or of any covenant or agreement of Seller contained in this Agreement or any other causes of action arising out of the transactions contemplated hereby.

               7.7 Purchaser Indemnification Limitations. Seller's rights to indemnification by Purchaser under this Article VII shall be governed and limited by the provisions of Sections 7.4 through 7.6, inclusive, as if they had been restated in this Section 7.7 with references to "Purchaser" changed to "Seller," and vice versa. Section 7.3 applies to both parties.

               7.8  Survival; Investigation.

                    (a) No Person may make any claim for indemnification under this Article VII later than April 30, 1998 (the "Survival Date"). The expiration of the period within which claims for indemnification may be made shall not affect the rights of any Indemnified Party with respect to claims made prior to such expiration.

                    (b) No investigation by any of the parties, heretofore or hereafter made, shall affect the survival of any representation and warranty contained herein.

               7.9 Applicability of Article VII to Certain Provisions. This Article VII shall not apply to Sections 2.3, 5.1 through 5.10, inclusive, or Article VI of this Agreement.


                                     ARTICLE VIII
                                  GENERAL PROVISIONS

               8.1  Notices.   All notices and other communications
          required or permitted to be given by this Agreement shall be in writing and shall be deemed duly given (a) one Business Day after delivery, if delivered personally, (b) seven Business Days after posting, if mailed by registered or certified first class mail (return receipt requested) or (c) one Business Day after dispatch, if sent by telefax (with a confirmatory mailing as provided in (b) by the sender) to the parties at the following addresses (or at such other address for the party as shall be specified by like notice):






                    (i)  If to Seller to:

                         Acumenics Research & Technology, Inc.
                         9990 Lee Highway
                         Fairfax, Virginia  22030
                         Attn:  S. Amber Gordon
                                Secretary
                         Telefax No: (703) 359-6409

                         with a copy to:

                         McGuire, Woods, Battle & Boothe, L.L.P.
                         8280 Greensboro Drive
                         McLean, Virginia  22102
                         Attn:  William C. Haney
                         Telefax No: (703) 712-5050

                    (ii)  If to Purchaser to:

                         Labat-Anderson Incorporated
                         8000 Westpark Drive, Suite 400
                         McLean, Virginia 22102
                         Attn: Walter S. Malinowski
                               President
                         Telefax No: (703) 506-4646

                         with a copy to:

                         Leonard, Ralston, Stanton & Remington
                         1000 Thomas Jefferson Street, Suite 609
                         Washington, D.C.  20007
                         Attn: David T. Ralston, Jr.
                         Telefax No: (202) 298-7810

                Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the date of such notice sent in accordance with the foregoing provisions.

               8.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless the context otherwise requires as used herein, words in the singular shall include words in the plural and vice versa, and words in one gender shall include words in the other gender.

               8.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.









               8.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and the provisions of Article VII shall inure to the benefit of the indemnified parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

               8.5 Entire Agreement; Amendment. This Agreement (including all exhibits and the Seller Disclosure Schedule and Purchaser Disclosure Schedule) and other related agreements executed on the date hereof constitute the entire agreement with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the transactions contemplated hereby. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth therein. This Agreement, the exhibits hereto, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule may be amended only by a writing signed by Seller and Purchaser.

               8.6 Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to its laws or regulations relating to conflicts of laws.

               8.7 Benefits. Except as provided in Article VII, this Agreement is not intended to and shall not confer upon any other Person, other than the parties hereto, any rights or remedies with respect to the subject matter hereof.

               8.8 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers.

                                        LABAT-ANDERSON INCORPORATED

                                        By:/S/ Walter S. Malinowski
                                           _______________________________
                                           Walter S. Malinowski, President









                              ACUMENICS RESEARCH & TECHNOLOGY, INC.

                                        By: /S/ George E. Fowler
                                        _______________________________
                                           George E. Fowler, Acting
          President




















































          EXHIBIT A                ESCROW AGREEMENT

               THIS ESCROW AGREEMENT, made this 15th day of December, 1995 (the "Effective Date") by and among Acumenics Research & Technology, Inc. ("Seller"), Labat-Anderson Incorporated ("Purchaser"), and Leonard, Ralston, Stanton & Remington ("Escrow Agent").

               WHEREAS, the Seller and Purchaser have entered into that certain Asset Purchase Agreement dated December 1, 1995 (the "Agreement"), which is incorporated herein by reference; and

               WHEREAS, the Seller and Purchaser have entered into that certain Agreement Regarding Contracts, Receivables and Payables dated December 1, 1995 (the "Operating Agreement"), which is incorporated herein by reference; and

               WHEREAS, the parties have agreed that a portion of the Purchase Price, as defined in the Agreement, shall be held in escrow on such terms and conditions as are contained herein and in the Agreement.

               NOW, THEREFORE, the parties do hereby agree as follows:

               1. On the date of execution of this Escrow Agreement, Purchaser shall deposit the sum of One Hundred Sixty-Five Thousand Seven Hundred Fifty Dollars ($165,750.00) (the "Escrow Fund") in Century National Bank with interest at the normal rate given by such financial institution for similar accounts, to be held by the Escrow Agent in accordance with the terms herein.
          The Escrow Fund shall be held in an interest bearing account under the Seller's federal taxpayer identification number, and any and all interest accrued thereon shall become part of the Escrow Fund. The Seller's federal taxpayer identification number is 52-1120070.

               2. The Escrow Agent shall distribute and deliver the Escrow Fund, as then constituted, to Seller by wire immediately upon receipt of:

                    a. all of the items required to be provided by the transferor under FAR 42.1204(c): (2), (3), (4), (6), (8), and
          (10), with respect to the Contract (collectively, the "Items"), which Items shall be in accordance with the provisions of FAR
          42.1201 et seq.;

                    b. evidence that the Bank of Highland has released its lien on the assets purchased under the Agreement; and

                    c. a letter of modification directing the Government to pay all invoices for services performed on or after December 1 to Purchaser.






               3. Upon distribution and delivery of the entire Escrow Fund by the Escrow Agent in accordance with the terms hereof, Purchaser and Seller shall release the Escrow Agent from any and all liability arising out of or related to this Escrow Agreement, and this Escrow Agreement shall terminate.

               4. Purchaser shall pay all costs of the Escrow Agent hereunder. Seller acknowledges and agrees that the Escrow Agent is counsel for Purchaser, and is not representing Seller hereunder. Escrow Agent is serving solely hereunder in its capacity as escrow agent and such service shall not prevent the Escrow Agent from serving as counsel for Purchaser in the event of any dispute between Purchaser and Seller in relation hereto or to the Agreement; provided, however, Escrow Agent must designate a successor escrow agent and transfer all such funds to the successor escrow agent prior to serving in such capacity with respect to the escrowed amounts.

               5. This Escrow Agreement shall be governed by the laws of the Commonwealth of Virginia. Any controversy related to or arising out of the Escrow Agreement shall be brought exclusively in the appropriate state court of Fairfax County, Virginia, and the parties expressly agree to be subject to such jurisdiction in accordance with the terms hereof.

               6. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

               7. The capitalized terms used herein shall have the same meaning as in the Agreement, unless otherwise noted herein.






















                               -25-       25





               WITNESS THE FOLLOWING SIGNATURES AND SEALS.

                              ACUMENICS RESEARCH & TECHNOLOGY, INC.

                              By: /S/ George E. Fowler
                                   ________________________________(SEAL)
                              Title: Acting President


                              LABAT-ANDERSON INCORPORATED


                              By: /S/ Walter S. Malinowski
                                   ________________________________(SEAL)
                              Title:  President


                              LEONARD, RALSTON, STANTON & REMINGTON,
                                   ESCROW AGENT

                              By: /S/ Mary Gayle Holden
                                   ________________________________(SEAL)
                              Title:






























                               -26-       26